Exhibit 99.1
CRIMSON EXPLORATION INC.
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF
SERIES I CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
Delaware General Corporation Law

Crimson Exploration Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors (the “Board”), at a special meeting of the Board duly called and held on October 24, 2010 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:
WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the Delaware General Corporation Law;
WHEREAS, it is the desire of the Board of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of its preferred stock to be designated the Series I Convertible Preferred Stock (the “Series I Preferred Stock”), par value $0.01 per share, of the Company and the number of shares constituting such preferred stock;
NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series I Preferred Stock on the terms and with the provisions herein set forth.

DESIGNATION, PREFERENCES AND RIGHTS
of
SERIES I CONVERTIBLE PREFERRED STOCK
of
CRIMSON EXPLORATION INC.
The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series I Convertible Preferred Stock, or the holders thereof are as follows:
1. Designation. The designation of the Series of Preferred Stock authorized hereby shall be “Series I Convertible Preferred Stock” (“Series I Preferred Stock”), with a par value of $0.01 per share.
2. Number of Shares. The number of shares of Series I Preferred Stock so designated shall be 1,750,000.
3. Dividends. Subject to the rights of the holders of other series of preferred stock, the holders of shares of Series I Preferred Stock (the “Series I Preferred Stock Holders”) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions with the holders of shares of Common Stock.
4. Retirement of Shares. Shares of Series I Preferred Stock that are issued and repurchased or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.
5. Distribution Upon a Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of other series of preferred stock in respect thereof, the Series I Preferred Stock Holders shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders ratably and on an as converted basis with the holders of Common Stock, in proportion to the number of shares of Common Stock that would be issuable to Series I Preferred Stock held by such Series I Preferred Stock Holder if all such shares had fully converted.
6. Voting. The Series I Preferred Stock Holders shall be entitled to vote Series I Preferred Stock as a single class together with the Common Stock on all matters submitted to a vote of such holders, except as otherwise expressly required by Delaware law. Series I Preferred Stock Holders shall be entitled to a number of votes for each share of Series I Preferred Stock held by such Holder equal to the number of shares of Common Stock that would be issuable upon conversion of such share of Series I Preferred Stock on the record date or other date of determination set for such vote.

7. Board of Directors.
(a) Subject to the terms hereof, the Series I Preferred Stock Holders shall have the right to cause the number of directors then constituting the Company’s Board to be increased by one and the Series I Preferred Stock Holders shall be entitled to designate and appoint one additional director to serve on the Board by written consent executed by the Series I Preferred Stock Holders in accordance with Section 10 hereof or by special meeting of holders of Series I Preferred Stock Holders Series called as hereinafter provided. Such director shall be selected by a vote of at least a majority of the then outstanding shares of Series I Preferred Stock given in writing or by vote at a meeting.
(b) If an additional director is appointed by Series I Preferred Stock Holders as provided in Section 7(a), the term of office for such director shall end at such time as any directors may be elected at the next annual meeting of stockholders of the Company held following the date of such appointment, whereupon if such director is not otherwise duly elected to the Board by stockholders entitled to vote for directors at such meeting, then such director shall cease to be a director.
8. Conversion.
(a) All of the issued and outstanding Series I Preferred Stock shall be converted, automatically and without further action of the Company or the Series I Preferred Stock Holders, into fully paid and nonassessable shares of Common Stock upon the earlier to occur of (i) the Company’s notice to the Series I Preferred Stockholders that the director designated pursuant to Section 7(a) has been appointed to serve on the Company’s Board and (ii) 11:00 p.m., Central Time, on December 31, 2010 (such earlier time, the “Mandatory Conversion Date”). Each share of Series I Preferred Stock required to be converted pursuant to this Section 8(a) shall initially convert into one share of Common Stock, par value $0.001 per share (“Common Stock”), or an initial conversion rate of 1.00 share of Common Stock for each share of Series I Preferred Stock (the “Conversion Rate”). Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Rate, simultaneously with the happening of such Common Stock Event, shall be adjusted by multiplying the applicable Conversion Rate in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and the product so obtained shall thereafter be the Conversion Rate. Each Conversion Rate shall be adjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” means (i) the issuance by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b) Upon the Mandatory Conversion Date, the outstanding shares of Series I Preferred Stock converted pursuant to Section 8(a), if any, shall be converted into shares of Common Stock without the requirement of delivering any notice by the Company to holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent for the Common Stock; provided that the Company shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon such conversion unless certificates representing the shares of Series I Preferred Stock, endorsed directly or through stock powers to the Company or in blank and accompanied with appropriate evidence of the signatory’s authority, are delivered to the Company or any transfer agent of the Company for the Series I Preferred Stock. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series I Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series I Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory’s authority with respect thereto as deemed appropriate by the Company or its transfer agent for the Series I Preferred Stock and such certificate shall be in proper form for transfer and endorsed directly or through stock powers to the person win whose name the Common Stock is to be issued or to the Company or in blank. Conversion shall be deemed to have been effected on the Mandatory Conversion Date. As promptly as practicable after the Mandatory Conversion Date (and after surrender of the certificate or certificates representing shares of the Series I Preferred Stock in the case of any such conversion), the Company shall issue and deliver to or upon the written order of such holder of a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record for such shares of Common Stock on the Mandatory Conversion Date.
(c) The Company shall pay all documentary, stamp, transfer or other transactional taxes owed to the State of Delaware or any governmental entity, agency or office thereof that are attributable to the issuance of delivery of shares of Common Stock upon conversion of any shares of the Series I Preferred Stock; provided that the Company shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Series I Preferred Stock Holders in respect of which such shares are registered with the Company.
(d) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series I Preferred Stock pursuant to Section 8(a), such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series I Preferred Stock required to be converted pursuant to Section 8(a), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series I Preferred Stock required to be converted pursuant to Section 8(a), the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
(e) Any notice required to be given to the Series I Preferred Stock Holders shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained, upon delivery by telecopy with receipt confirmed or five business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Company’s books.

(f) The Company shall keep at its principal office a register for the registration of shares of Series I Preferred Stock. Upon the surrender of any certificate representing shares of Series I Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
(g) Upon receipt of evidence of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series I Preferred Stock and, in the case of any such loss, theft, or destruction, an indemnity reasonably satisfactory to the Company or, in the case of any mutilation, upon surrender of such certificate the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series I Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate, and dividends shall accrue on the shares of Series I Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed, or mutilated certificate.
9. Other Rights and Amendments. Except as otherwise provided by law, without the written consent of the holders of a majority of the Series I Preferred Stock, the Company will not (i) increase the authorized number of shares of Series I Preferred Stock; or (ii) amend, alter, repeal or waive any provision of the bylaws, the Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights and powers of the Series I Preferred Stock.
10. Action by Consent. Any action required or permitted to be taken at any meeting of the holders of the Series I Preferred Stock may be taken without such a meeting if a consent or consents in writing, setting forth the actions so taken, is signed by the holders of a majority of the outstanding shares of Series I Preferred Stock.
11. Assignment of Series I Preferred Stock. The Series I Preferred Stock may not be sold, assigned or pledged, except that Series I Preferred Stock Holders may assign the Series I Preferred Stock to Shanghai Zhong Rong Property Group, Ltd.
12. Shares Not Redeemable. The Series I Preferred Stock is perpetual, unless earlier converted or retired in accordance herewith, and is not redeemable.
13. Headings of Subdivisions. The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14. Severability of Provisions. If any right, preference or limitation of the Series I Preferred Stock set forth in this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer as of the 25th day of October, 2010.

CRIMSON EXPLORATION INC.
By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer

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